Exhibit 10-1
GANNETT CO., INC.
SUPPLEMENTAL RETIREMENT PLAN
Restated as of August 7, 2007
Amendment No. 1
Effective August 1, 2008, Gannett Co., Inc. hereby amends the Gannett Supplemental Retirement Plan, restated as of August 7, 2007 (the “Plan”), as follows:
1.	Section 1.8 is amended by adding the following provision to the end thereof:
Except for Grandfathered Participants, effective August 1, 2008, the Monthly Benefits of all Employees participating in this Plan are frozen in that such Employees’ benefits as of August 1, 2008 shall not be increased for earnings or credited service earned on or after that date. Grandfathered Participants shall continue to accrue benefits under this Plan under the following rules:
(a)	A Grandfathered Participant’s Monthly Benefit shall be calculated as follows:
(i)	For a Grandfathered Participant’s credited service earned up to July 31, 2008, the Grandfathered Participant’s Monthly Benefit shall be calculated using the formula set forth in Article VI of the Funded Plan or the CNI formula set forth in Exhibit A, whichever is applicable to the Grandfathered Participant (but ignoring provisions that freeze benefits under such formulas as of August 1, 2008); and
(ii)	For a Grandfathered Participant’s credited service earned on or after August 1, 2008, the Grandfathered Participant’s Monthly Benefit shall be calculated as two-thirds of the benefit that would be earned under the formula set forth in Article VI of the Funded Plan or the CNI formula set forth in Exhibit A, whichever is applicable to the Grandfathered Participant (but ignoring provisions that freeze benefits under such formulas as of August 1, 2008).
(b)	For purposes of calculating the amounts described in (a), the formula set forth in Article VI of the Funded Plan or the CNI formula set forth in Exhibit A, whichever is applicable to the Grandfathered Participant, shall be applied ignoring the benefit limitations in the Funded Plan required by Code Section 415 or the limitations on a Grandfathered Participant’s compensation under Code Section 401(a)(17) and taking into account the Grandfathered Participant’s elective deferrals of base salary and annual bonuses into the Gannett Co., Inc. Deferred Compensation Plan.

2.	Article I is amended by adding the following new Section 1.15, as follows:
1.15 “Grandfathered Participant” means an eligible Employee who satisfies both of the following requirements: (i) the eligible Employee is an active participant in this Plan as of August 1, 2008 who is accruing a Plan benefit that is calculated under Article VI of the Funded Plan or the CNI formula set forth in Exhibit A; and (ii) the Eligible Employee was grandfathered in 1998 in his/her right to have his/her benefit under this Plan calculated using the benefit formula set forth under Article VI of the Funded Plan or was grandfathered in 2002 in his/her right to have his/her benefit under this Plan calculated using the benefit formula set forth in Exhibit A.
3.	Section 2.1 is amended by adding the following provision to the end thereof:

Notwithstanding any provision to the contrary, effective August 1, 2008, the benefits of all Employees eligible to participate in this Plan are frozen in that such Employees’ benefits as of August 1, 2008 shall not be increased for earnings or credited service earned on or after that date; provided that Grandfathered Participants shall continue to accrue benefits under this Plan at the reduced rates described in Section 1.8.

4.	Section 3.1 is amended by adding the following provision to the end thereof:

Notwithstanding any provision to the contrary, effective August, 1 2008, there shall be no new participants in the Plan.

5.	Section 4.1 is amended by adding the following provision to the end thereof:

For purposes of determining whether a Grandfathered Participant has terminated employment, if the Grandfathered Participant incurs a bona fide leave of absence due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, where such impairment causes the Grandfathered Participant to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, the leave of absence will not be treated as a termination of employment. However, for this rule to apply there must be a reasonable expectation that the Grandfathered Participant will return to perform services for the Company, and the period where such a leave of absence is not treated as a termination of employment may not exceed 29-months. In such instances, the Grandfathered Participant may continue to accrue benefits under the Plan during such 29-month period (but not beyond such period), but only to the extent provided under the Plan and for the time period prior to the date the Grandfathered Participant is deemed to terminate employment.

6.	Section 4.2 is amended by amended by replacing the third paragraph of such Section with the following:
Notwithstanding the foregoing, an Employee’s monthly benefit calculations under subsections (i) and (ii) above shall not take into account any of his or her service with Army Times, Asbury Park, Multimedia or their related businesses prior to the earlier of January 1, 1998 and the date the Employee transfers to the Company’s Corporate Payroll.
7.	Section 4.2 is amended by adding the following provision to the end thereof:

Notwithstanding any provision in the Plan or the Funded Plan to the contrary, in the event that an Employee commences benefits after normal retirement age, the suspension of benefits rules under ERISA section 203(a)(3)(B) shall apply. Accordingly, such an Employee’s normal retirement benefit under the Plan will not be actuarially increased to reflect the delay resulting from the Employee commencing benefits after the Employee’s attaining normal retirement age (although the Employee will continue to accrue benefits for post-normal retirement age service and earnings to the extent provided for under the Plan).
8.	The first sentence of the second paragraph of Section 5.1 is amended by substituting: (i) “January 1, 2008” for “January 1, 2007”; (ii) “December 15, 2008” for “December 15, 2007”; and (iii) “July 1, 2009” for “July 1, 2008”.
IN WITNESS WHEREOF, Gannett Co., Inc. has caused this Amendment to be executed by its duly authorized officer as of July 31, 2008.

GANNETT CO., INC.
By:	/s/ Roxanne V. Horning
	Name:	Roxanne V. Horning
	Title:	Senior Vice President/Human Resources